Exhibit 99.2
FIRST AMENDMENT TO
FORUM ENERGY TECHNOLOGIES, INC.
SECOND AMENDED AND RESTATED 2016 STOCK AND INCENTIVE PLAN
WHEREAS, Forum Energy Technologies, Inc., a Delaware corporation (the “Company”) maintains the Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan (the “Plan”); and
WHEREAS, pursuant to Paragraph XIV of the Plan, the Board may alter or amend the Plan or any part thereof from time to time, subject to approval of the stockholders of the Company if such amended increases the aggregate maximum number of shares that may be issued under the Plan.
NOW, THEREFORE, pursuant to its authority under Paragraph XIV of the Plan, the Board hereby amends the Plan as follows, effective as of the May 10, 2022 (the “Amended Effective Date”), subject to approval of the stockholders of the Company:

1.    Paragraph V(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a)     Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 755,701shares. To the extent that an Award is forfeited, cancelled, settled in cash, expires unexercised, lapses or the rights of its holder otherwise terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding the forgoing, shares surrendered in payment of the exercise price or purchase price of an Award, shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award, and shares reacquired in the open market or otherwise using the cash proceeds from the exercise of Options shall not again be available for the grant of an Award under the Plan. For the avoidance of doubt, with respect to Options and Stock Appreciation Rights that are settled in shares of Common Stock, the number of Options and Stock Appreciation Rights exercised shall be counted in full against the number of shares available for Awards under the Plan regardless of the number of Common Shares issued upon settlement of Options and Stock Appreciation Rights. Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to all Awards made hereunder:

(i)     the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 200,000 shares of Common Stock;

(ii)     no Participant may be granted during any calendar year Awards consisting of Options or Stock Appreciation Rights that are exercisable for more than 200,000 shares of Common Stock;

(iii)     no Participant may be granted during any calendar year Cash Awards having a value determined on the date of grant in excess of $20,000,000;

(iv)     any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award; and

(v)     Awards to Directors shall not be made in any year in which a sufficient number of shares of Common Stock are not available to make such Awards under the Plan, and no Director may be granted during any calendar year Awards under the Plan (valued as determined on the date of grant) and cash compensation granted under the Plan or otherwise having an aggregate value in excess of $950,000.

Subject to Paragraph XII hereof, any Award other than an Award that is payable solely in cash shall have a minimum restricted period or vesting period of one year from the date of grant (the "Minimum Restrictions"). The foregoing notwithstanding, 5% of the total number of shares of Common Stock that may be issued under the Plan shall not be subject to the Minimum Restrictions. Notwithstanding any provision of the Plan to the contrary, each share of Common Stock acquired under this Plan must be held and transferred in compliance with the Forum Energy Technologies, Inc. Stock Ownership Requirements Policy.

A Participant may be granted Awards in combination such that portions of the Award are subject to differing limitations set out in the clauses in this Paragraph V(a), in which event each portion of the combination Award is subject only to a single appropriate limitation in the clauses above. For example, if an Employee Participant is granted a Performance Award that is in part a stock-based Award and in part a Cash Award, then the stock-based awards shall only be subject to the limitation in clauses (i) and (ii) and the Cash Award shall be subject only to the limitation in clause (iii).”

2.    The share numbers set forth in this First Amendment reflect the Company’s 1-for-20 reverse stock split that was completed on November 9, 2020, pursuant to which the Plan was adjusted in accordance with Paragraph XII(e) of the Plan.

3.    This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

4.    All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan as of the Effective Date.
    FORUM ENERGY TECHNOLOGIES, INC.
    By: /s/ John C. Ivascu
Name: John C. Ivascu
Title: Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary